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                                                                  Exhibit 23.1


Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8, No. 33-80168 pertaining to the Company's 1984 Incentive Stock Option Plan, Directors' Stock Option Plan, 1988 Nonqualified Stock Option Plan, and other Employee Benefit Plans; Forms S-8, No. 33-80168 and No. 333-07545 pertaining to the Company's 1993 Stock Option Plan, as amended; Form S-8, No. 333-07331 pertaining to the Company's 1996 Stock Purchase Plan; Form S-8, No. 333-30451 pertaining to the Company's 401(k) Plan; of our report dated May 18, 1998, with respect to the consolidated financial statements and schedule of Active Voice Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 1998 filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

Seattle, Washington
June 25, 1998